Exhibit 99.(r)(2)

SIGNALRANK AI CORP

CODE OF ETHICS

Adopted pursuant to Rule 204A-1 under the Investment Advisers Act of 1940 and Rule 17j-1 under the Investment Company Act of 1940

Adopted: October 7, 2026

TABLE OF CONTENTS

1. INTRODUCTION	3
2. DEFINITIONS	3
3. STANDARDS OF BUSINESS CONDUCT	5
4. MATERIAL NONPUBLIC INFORMATION	6
5. PERSONAL SECURITIES TRANSACTIONS	7
6. GIFTS AND ENTERTAINMENT	9
7. OUTSIDE BUSINESS ACTIVITIES	10
8. REPORTING VIOLATIONS	11
9. ACKNOWLEDGMENT AND CERTIFICATION	11
10. ADMINISTRATION OF THE CODE	11

1. INTRODUCTION

SignalRank AI Corp (the “Adviser”) is an investment adviser registered with the U.S. Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Adviser serves as investment adviser to SignalRank Corporation (the “Fund”), a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), pursuant to an investment management agreement approved by the Fund’s Board of Directors (the “Board”).

As a fiduciary, the Adviser has a legal and ethical obligation to act in the best interests of the Fund at all times. The Adviser is entrusted with the assets of the Fund and its stockholders, and that trust depends on the Adviser placing the Fund’s interests ahead of its own and managing conflicts of interest fairly.

This Code of Ethics (the “Code”) has been adopted pursuant to Rule 204A-1 under the Advisers Act and Rule 17j-1 under the 1940 Act. The Code establishes standards of business conduct for the Adviser’s Supervised Persons, requires compliance with the Federal Securities Laws, and sets out requirements governing the reporting and review of personal securities transactions and holdings, the pre-approval of certain investments, the handling of material nonpublic information, gifts and entertainment, outside business activities, and the reporting of violations.

The Code applies to all Supervised Persons of the Adviser and to any other person who is an Access Person. Certain provisions apply only to Access Persons, as indicated. An Access Person who is not a Supervised Person (for example, a director of the Fund who is an interested person of the Fund by reason of an ownership interest in the Adviser) is subject to Sections 3, 4, 5, 8, 9 and 10 of this Code, and references to Supervised Persons in those Sections include such Access Persons; Sections 6 and 7 apply only to Supervised Persons. Directors of the Fund who are not Access Persons under this Code are subject to the Fund’s code of ethics rather than this Code.

The Code sets out a number of requirements and prohibitions, but it does not address every situation that may arise and is not a substitute for good judgment. Where the application of the Code is unclear, a Supervised Person should evaluate the proposed course of conduct against the standards in Section 3 and consult the Adviser’s Chief Compliance Officer (the “CCO”) before acting.

This Code is part of the Adviser’s compliance program adopted under Rule 206(4)-7 under the Advisers Act and supplements the Adviser’s other compliance policies and procedures. Political contributions by the Adviser and its Supervised Persons are governed by the Adviser’s policies and procedures adopted under Rule 206(4)-5 under the Advisers Act, which are maintained separately from this Code.

2. DEFINITIONS

Capitalized terms used in this Code have the meanings set forth below. Terms not defined in this Code have the meanings given to them in the Advisers Act, the 1940 Act and the rules thereunder.

“Access Person” means (i) any Supervised Person who has access to nonpublic information regarding the purchase or sale of securities by, or the portfolio holdings of, the Fund or any other client of the Adviser, or who is involved in making securities recommendations to the Fund or any other client of the Adviser or has access to such recommendations that are nonpublic; (ii) any other person who is an “Access Person” of the Fund within the meaning of Rule 17j-1 by reason of his or her position with, or control relationship to, the Adviser or any company in a control relationship to the Adviser; and (iii) any director of the Fund who is an “interested person” of the Fund, as defined in Section 2(a)(19) of the 1940 Act, by reason of his or her ownership of, or other relationship with, the Adviser, and who is not otherwise a Supervised Person. Because providing investment advice is the Adviser’s primary business, all directors, officers and partners of the Adviser are presumed to be Access Persons. The CCO maintains the list of Access Persons and notifies each Access Person of his or her status and reporting obligations.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

“Beneficial Ownership” is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Exchange Act. In general, a person has Beneficial Ownership of a security if he or she, directly or indirectly, has or shares the opportunity to profit from a transaction in the security. This includes securities held by a spouse or domestic partner, minor children and other relatives who share the person’s household, and securities held in trusts, partnerships, corporations or other accounts in which the person has a pecuniary interest or over which the person exercises investment control. A Supervised Person who is uncertain whether an account or security falls within his or her Beneficial Ownership should consult the CCO.

“Covered Security” means any security as defined in Section 202(a)(18) of the Advisers Act and Section 2(a)(36) of the 1940 Act, except: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by open-end registered investment companies, other than exchange-traded funds and Reportable Funds; and (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which is a Reportable Fund. Shares of the Fund, shares of exchange-traded funds and closed-end funds, and interests acquired in Limited Offerings are Covered Securities. A purchase or sale of a Covered Security includes, among other things, the writing of an option to purchase or sell a Covered Security.

“Federal Securities Laws” means the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to investment advisers and investment companies, and any rules adopted thereunder by the SEC or the Department of the Treasury.

“Initial Public Offering” means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

“Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(a)(2) or Section 4(a)(5) thereof or pursuant to Rule 504 or Rule 506 thereunder. Limited Offerings include private placements of securities issued by privately held companies and interests in private funds, venture capital vehicles, syndicates and special purpose vehicles.

“Reportable Fund” means any investment company registered under the 1940 Act for which the Adviser serves as investment adviser, or whose investment adviser or principal underwriter controls, is controlled by, or is under common control with the Adviser. The Fund is a Reportable Fund.

“Security Held or to be Acquired by the Fund” means (i) any Covered Security which, within the most recent 15 days, (A) is or has been held by the Fund, or (B) is being or has been considered by the Fund or the Adviser for purchase by the Fund; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in clause (i).

“Supervised Person” means any director, officer or partner of the Adviser (or other person occupying a similar status or performing similar functions), any employee of the Adviser, and any other person who provides investment advice on behalf of the Adviser and is subject to the Adviser’s supervision and control.

3. STANDARDS OF BUSINESS CONDUCT

The Adviser and each Supervised Person owe the Fund a fiduciary duty of loyalty and care. Consistent with that duty, each Supervised Person must:

•	place the interests of the Fund and its stockholders ahead of his or her own personal interests at all times;

•	act with honesty, integrity and professionalism in all dealings with the Fund, the Board, portfolio companies, service providers, regulators and colleagues;

•	comply with the Federal Securities Laws and with this Code;

•	avoid any actual, potential or apparent conflict of interest between his or her personal interests and the interests of the Fund and, where a conflict cannot be avoided, promptly disclose to the CCO the conflict and any action or relationship that gives rise to it;

•	refrain from taking inappropriate advantage of his or her position with the Adviser, including by using knowledge of the Fund’s transactions, holdings or investment pipeline for personal benefit or for the benefit of any other person;

•	keep confidential all nonpublic information concerning the Fund, its holdings and transactions, and the companies the Adviser evaluates on the Fund’s behalf, and use that information only for the Adviser’s legitimate business purposes; and

•	report promptly to the CCO any violation or suspected violation of this Code, as described in Section 8.

Compliance with the Federal Securities Laws

Each Supervised Person must comply with the Federal Securities Laws. Consistent with Section 206 of the Advisers Act and Rule 17j-1(b) under the 1940 Act, no Supervised Person may, directly or indirectly, in connection with the purchase or sale of a Security Held or to be Acquired by the Fund:

(a)	employ any device, scheme or artifice to defraud the Fund;

(b)	make any untrue statement of a material fact to the Fund, or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

(c)	engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

(d)	engage in any manipulative practice with respect to the Fund.

Technical compliance with the specific provisions of this Code will not insulate conduct that violates these standards or a Supervised Person’s fiduciary duty to the Fund.

4. MATERIAL NONPUBLIC INFORMATION

Section 204A of the Advisers Act requires the Adviser to establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of material nonpublic information (“MNPI”) by the Adviser or any person associated with it. The following policy and procedures are adopted for that purpose.

POLICY

No Supervised Person may purchase or sell any security, whether for his or her own account, the account of the Fund or the account of any other person, while in possession of MNPI concerning the issuer of that security, and no Supervised Person may communicate MNPI to any person who does not have a legitimate business need to know it. These prohibitions apply regardless of how the MNPI was obtained and regardless of whether the Supervised Person stands to benefit personally.

Information is material if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision, or if it would be viewed by a reasonable investor as significantly altering the total mix of information available. Information is nonpublic until it has been disseminated broadly to investors in the marketplace and sufficient time has passed for the market to absorb it. Examples of information that may be material include, among other things, financial results or forecasts, proposed financings, mergers, acquisitions or other liquidity events, changes in management, significant contracts or product developments, pending regulatory actions, and public offerings or share repurchases.

Because the Fund invests principally in privately held companies, Supervised Persons routinely receive confidential information regarding private financings, capitalization, operating results and prospective liquidity events, including initial public offerings and transactions involving public companies. Supervised Persons should treat information received from portfolio companies, lead investors, syndicate partners and data providers as confidential and potentially material and nonpublic unless the CCO determines otherwise.

No Supervised Person may purchase or sell shares of the Fund while in possession of MNPI concerning the Fund, including material nonpublic information regarding the Fund’s valuations, portfolio or liquidity. Access Persons are also subject to the reporting and short-swing profit provisions of Section 16 of the Exchange Act, as made applicable by Section 30(h) of the 1940 Act, with respect to their transactions in shares of the Fund, and should consult the CCO before effecting any such transaction.

PROCEDURE

A Supervised Person who believes that he or she may have received MNPI must immediately notify the CCO, must not purchase or sell any security of the affected issuer, and must not communicate the information to any other person, inside or outside the Adviser, until the CCO provides direction. The CCO will determine whether the information is MNPI and what restrictions are appropriate.

The CCO may maintain a restricted list of issuers in which trading by Supervised Persons, and where appropriate the Fund, is prohibited or restricted. The contents of the restricted list are confidential.

Violations of this Section are serious breaches of this Code and may result in sanctions under Section 10 and in civil and criminal penalties under the Federal Securities Laws, including Section 10(b) of the Exchange Act and Rule 10b-5 thereunder.

5. PERSONAL SECURITIES TRANSACTIONS

Personal securities transactions by Access Persons may present actual, potential or apparent conflicts of interest with the Fund. To allow the Adviser to identify and manage those conflicts, this Section requires Access Persons to obtain approval before making certain investments and to report their securities holdings and transactions. This Section applies to all Covered Securities in which an Access Person has, or by reason of a transaction acquires, any direct or indirect Beneficial Ownership.

POLICY

Each Access Person must conduct his or her personal securities transactions in a manner that does not interfere with the Fund’s portfolio transactions and does not take inappropriate advantage of the Access Person’s relationship with the Fund. Without limiting Section 3 or Section 4, no Access Person may:

(a)	purchase or sell, directly or indirectly, any Covered Security when the Access Person knows, or in the ordinary course of his or her duties should know, that the Fund is purchasing or selling, or is considering purchasing or selling, that security or a related security, until the Fund’s transaction has been completed or abandoned;

(b)	improperly benefit by causing the Fund to act, or to fail to act, in making an investment decision;

(c)	profit, or cause any other person to profit, on the basis of his or her knowledge of completed or contemplated Fund transactions;

(d)	take for his or her own account, or for the account of any other person, an investment opportunity that is within the Fund’s investment strategy and was identified through the Adviser’s business, unless the CCO has determined that the opportunity is not suitable for, or available to, the Fund; or

(e)	purchase or sell any security of an issuer on the Adviser’s restricted list.

Pre-Approval of Initial Public Offerings and Limited Offerings

An Access Person must obtain the prior written approval of the CCO before directly or indirectly acquiring Beneficial Ownership of any security in an Initial Public Offering or in a Limited Offering. This requirement extends to any acquisition of securities of a privately held company, whether from the issuer or from an existing holder, and to any interest in a private fund, venture capital vehicle, syndicate or special purpose vehicle.

In considering a request, the CCO will take into account, among other factors, whether the investment opportunity should be reserved for the Fund, whether the opportunity is being offered to the Access Person by virtue of his or her position with the Adviser, and whether the investment could create a conflict with the Access Person’s duties to the Fund. The CCO will document each approval or denial and the reasons supporting the decision. Requests submitted by the CCO will be reviewed and approved by the Adviser’s Chief Executive Officer or another officer of the Adviser designated for that purpose.

An Access Person who holds an interest acquired in a Limited Offering must disclose that interest to the CCO if the issuer is subsequently considered for investment by the Fund. The CCO will determine whether the Access Person should be excluded from the Adviser’s evaluation of the issuer and will document that determination.

PROCEDURE

Reporting Requirements

Each Access Person must submit the following reports to the CCO. Every report must cover each Covered Security and each account in which the Access Person has any direct or indirect Beneficial Ownership, including accounts of a spouse or domestic partner, minor children and other members of the Access Person’s household. A report may contain a statement that it is not to be construed as an admission that the Access Person has any direct or indirect Beneficial Ownership in the Covered Securities to which the report relates.

(a)	Initial Holdings Report. No later than 10 days after becoming an Access Person, a report containing the following information, which must be current as of a date no more than 45 days before the date the person became an Access Person: (i) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership when the person became an Access Person; (ii) the name of any broker, dealer or bank with which the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and (iii) the date the report is submitted.

(b)	Quarterly Transaction Reports. No later than 30 days after the end of each calendar quarter, a report covering all transactions during the quarter in Covered Securities in which the Access Person had, or by reason of the transaction acquired, any direct or indirect Beneficial Ownership, containing: (i) the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount of each Covered Security involved; (ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (iii) the price of the Covered Security at which the transaction was effected; (iv) the name of the broker, dealer or bank with or through which the transaction was effected; and (v) the date the report is submitted. The report must also identify any account established by the Access Person during the quarter in which any securities were held for the direct or indirect benefit of the Access Person, including the name of the broker, dealer or bank with which the account was established and the date the account was established.

(c)	Annual Holdings Report. At least once in each 12-month period, on a date designated by the CCO, a report containing the information required in the initial holdings report, which must be current as of a date no more than 45 days before the report is submitted.

An Access Person may satisfy the quarterly transaction reporting requirement by arranging for the CCO to receive duplicate trade confirmations and account statements directly from the broker, dealer or bank maintaining the account, provided that the confirmations or statements are received by the Adviser no later than 30 days after the end of the applicable calendar quarter and, together with the Adviser’s records, contain all of the information required to be reported. An Access Person relying on this method must still report to the CCO, within 30 days after the end of the quarter, any account established during the quarter.

Exceptions

An Access Person is not required to submit:

(a)	any report with respect to securities held in an account over which the Access Person had no direct or indirect influence or control, provided that the CCO may require the Access Person to furnish documentation and periodic certifications supporting the absence of influence or control;

(b)	a quarterly transaction report with respect to transactions effected pursuant to an Automatic Investment Plan; or

(c)	a quarterly transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the Adviser holds in its records, so long as the Adviser receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

Review of Reports

The CCO, or a person designated by the CCO, will review each report submitted under this Section, compare reported holdings and transactions with the Fund’s transactions and the Adviser’s restricted list, and consider whether any transaction indicates a possible violation of this Code. The CCO will document each review and will address any apparent violation in accordance with Sections 8 and 10. Reports submitted by the CCO will be reviewed by the Adviser’s Chief Executive Officer or another officer of the Adviser designated for that purpose.

6. GIFTS AND ENTERTAINMENT

The receipt or provision of gifts and entertainment in connection with the Adviser’s business may present actual, potential or apparent conflicts of interest or create a sense of obligation that could impair a Supervised Person’s judgment. This Section establishes standards for the giving and receiving of gifts and entertainment with any person or entity that does or seeks to do business with or on behalf of the Adviser or the Fund (a “Business Relationship”).

POLICY

No Supervised Person may give or accept any gift, favor, entertainment, loan or other thing of value to or from a Business Relationship if it is intended to, or could reasonably be expected to, influence business judgment or create a sense of obligation. Gifts and entertainment must be reasonable and customary in light of the business relationship, must not be lavish, extravagant or so frequent as to create a sense of obligation, and must never be given or accepted in exchange for, or in connection with, any business decision.

As an objective guide, a Supervised Person may not, without the prior written approval of the CCO, give or accept gifts with an aggregate value exceeding $500 to or from a single Business Relationship in any calendar year, or give or accept business meals or entertainment at which the Business Relationship is present with an aggregate value exceeding $1,000 to or from a single Business Relationship in any calendar year. The CCO may approve a request only if the gift or entertainment is consistent with the standards in the preceding paragraph.

Regardless of value, a Supervised Person may not:

•	give or accept cash, cash equivalents (including gift cards that can be redeemed for cash), loans or personal services;

•	accept special discounts or other benefits that are not generally available to others;

•	give or accept any gift or entertainment that could be perceived as a bribe, as consideration for a business favor, or as connected to a pending transaction, allocation or negotiation;

•	give or accept any gift or entertainment that would be embarrassing to the Supervised Person or the Adviser if made public; or

•	solicit a gift or entertainment from a Business Relationship.

PROCEDURE

Requests for approval under this Section must be submitted to the CCO in writing before the gift or entertainment is given or accepted. If prior approval was not practicable (for example, an unsolicited gift received by mail), the Supervised Person must report the gift to the CCO within 10 business days of receipt, and the CCO will determine whether it may be retained. The CCO will maintain a log of gifts and entertainment approved or reported under this Section, will review it periodically for patterns of excessive activity or undue influence, and may require that a gift be returned, that its value be reimbursed or donated to charity, or that other conditions be observed.

7. OUTSIDE BUSINESS ACTIVITIES

Business activities that a Supervised Person undertakes outside of his or her duties to the Adviser may present conflicts of interest with the Adviser or the Fund, may expose the Supervised Person to MNPI, or may interfere with the Supervised Person’s responsibilities to the Fund. At all times, the interests of the Fund take priority over the outside business activities of Supervised Persons.

POLICY

A Supervised Person must disclose to the CCO, and obtain the CCO’s prior written approval for, any of the following outside business activities before engaging in them:

•	serving as an employee, independent contractor, consultant, sole proprietor, officer, director, general partner, manager, trustee or advisory board member of any for-profit business or entity other than the Adviser and the Fund;

•	serving as a director, officer or executive of a non-profit entity, or performing investment-related functions on its behalf;

•	serving as a director, board observer or advisory board member of any portfolio company of the Fund or any company that is a candidate for investment by the Fund; or

•	engaging in any other outside employment or activity, whether or not compensated, that is investment-related or that may give rise to a conflict of interest with the Adviser or the Fund.

Uncompensated service as a volunteer for a non-profit, civic or charitable organization need not be disclosed unless the Supervised Person serves as a director, officer or executive of the organization or performs investment-related functions on its behalf.

PROCEDURE

Each Supervised Person must disclose existing outside business activities to the CCO upon becoming a Supervised Person and must submit a request for approval before commencing any new outside business activity. In reviewing a request, the CCO will consider whether the activity creates a conflict of interest with the Supervised Person’s responsibilities to the Fund, interferes with the Supervised Person’s ability to perform those responsibilities, is likely to result in the receipt of MNPI, or requires disclosure in the Adviser’s Form ADV. The CCO may approve the activity, approve it subject to conditions (including placing an issuer on the restricted list or requiring the Supervised Person’s recusal from the Adviser’s evaluation of an issuer), deny the request, or rescind a prior approval.

Supervised Persons must keep their disclosures current by promptly notifying the CCO of any material change in an approved activity, and must confirm the accuracy and completeness of their outside business activity disclosures as part of the annual certification under Section 9. The CCO will maintain a record of all outside business activity requests and approvals.

8. REPORTING VIOLATIONS

Each Supervised Person must report promptly to the CCO any violation or suspected violation of this Code or the Federal Securities Laws, whether by the reporting person or by any other person. Reports may be made orally or in writing. A Supervised Person who is uncomfortable reporting to the CCO, or whose report concerns the CCO, may report directly to the Adviser’s Chief Executive Officer or to the Fund’s Chief Compliance Officer, who will promptly inform the CCO of the report unless it concerns the CCO’s own conduct.

The Adviser prohibits retaliation of any kind against any person who in good faith reports a violation or suspected violation, raises a compliance concern or participates in an investigation. Retaliation is itself a violation of this Code.

Nothing in this Code, or in any other agreement or policy of the Adviser, prohibits or restricts any Supervised Person from communicating directly with, reporting possible violations of law to, or participating in an investigation by the SEC or any other governmental agency or self-regulatory organization, or from receiving an award for information provided to the SEC. No prior notice to or authorization from the Adviser is required for any such communication.

The CCO will investigate reported violations promptly, will document the investigation and its outcome, and will report material violations as described in Section 10.

9. ACKNOWLEDGMENT AND CERTIFICATION

The CCO will provide a copy of this Code, and of each amendment to this Code, to every Supervised Person. Each Supervised Person must acknowledge in writing, within 10 days of receipt, that he or she has received, read and understood the Code or the amendment and agrees to comply with it.

In addition, each Supervised Person must certify annually, on a date designated by the CCO, that he or she has read and understood this Code, has complied with its requirements during the period covered by the certification, and has disclosed or reported all holdings, transactions, gifts and entertainment, outside business activities and other matters required to be disclosed or reported under this Code. Acknowledgments and certifications may be made in writing or electronically, including through the Adviser’s compliance system, in the form prescribed by the CCO.

The CCO will provide training on this Code to new Supervised Persons and periodically thereafter as the CCO considers appropriate, and will maintain records of all acknowledgments and certifications.

10. ADMINISTRATION OF THE CODE

Responsibilities of the CCO

The CCO is responsible for administering this Code. The CCO’s responsibilities include maintaining the list of Access Persons and notifying each Access Person of his or her obligations under this Code; receiving and reviewing reports, requests for approval and certifications; maintaining the restricted list; investigating suspected violations; maintaining the records described below; and reporting to the Board as described in this Section. The CCO may grant an exception to a requirement of this Code in writing, before the conduct occurs, where the CCO determines that the exception is consistent with the purposes of this Code and the Federal Securities Laws and does not disadvantage the Fund. Each exception will be documented and reported to the Board. No exception may be granted from any requirement that Rule 204A-1 or Rule 17j-1 imposes on the Adviser or its Access Persons. An exception relating to the CCO’s own conduct may be granted only by the Adviser’s Chief Executive Officer or another officer of the Adviser designated for that purpose.

Sanctions

The Adviser takes violations of this Code seriously. Any violation, including a failure to submit a required report or to obtain a required approval, may result in sanctions, which may include one or more of the following: a written warning or letter of censure; reversal of a transaction or disgorgement of any profit realized; restrictions on personal trading; suspension or termination of employment or association with the Adviser; and referral to civil or criminal authorities. In determining sanctions, the CCO will consider the nature and seriousness of the violation, whether it was intentional, whether it was self-reported, the harm or potential harm to the Fund, and the Supervised Person’s compliance history. Sanctions relating to the CCO’s own conduct will be determined by the Adviser’s board of directors.

Approval of the Code and Reporting to the Board

In accordance with Rule 17j-1 under the 1940 Act:

(a)	This Code, and any material amendment to this Code, must be approved by the Board, including a majority of the directors who are not “interested persons” of the Fund within the meaning of Section 2(a)(19) of the 1940 Act, based on a determination that the Code contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by Rule 17j-1(b). A material amendment must be approved by the Board no later than six months after its adoption.

(b)	Before the Board approves this Code or a material amendment, the Adviser will certify to the Board that it has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

(c)	At least annually, the Adviser will furnish to the Board, for its consideration, a written report that (i) describes any issues arising under this Code or its related procedures since the last report, including information about material violations of the Code or procedures and sanctions imposed in response to those violations, and (ii) certifies that the Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

(d)	The CCO will report any material violation of this Code promptly to the Fund’s Chief Compliance Officer and the Board, without waiting for the annual report.

Recordkeeping

The Adviser will maintain the following records in an easily accessible place for the periods required by Rule 204-2(a)(12), (a)(13) and (e)(1) under the Advisers Act and Rule 17j-1(f) under the 1940 Act, and in any event for at least five years:

•	a copy of each code of ethics of the Adviser that has been in effect at any time within the past five years;

•	a record of any violation of this Code and of any action taken as a result of the violation, for at least five years after the end of the fiscal year in which the violation occurred;

•	a record of all written acknowledgments of receipt of this Code and its amendments for each person who is currently, or within the past five years was, a Supervised Person;

•	a copy of each report submitted by an Access Person under Section 5, including any broker trade confirmations and account statements received in lieu of a report, for at least five years after the end of the fiscal year in which the report was submitted or the information was provided;

•	a record of the names of all persons who are currently, or within the past five years were, Access Persons required to submit reports, and of the persons who are or were responsible for reviewing those reports;

•	a record of each decision, and the reasons supporting the decision, to approve the acquisition by an Access Person of securities in an Initial Public Offering or a Limited Offering, for at least five years after the end of the fiscal year in which the approval was granted; and

•	a copy of each annual written report furnished to the Board under this Section, for at least five years after the end of the fiscal year in which the report was made.

Review and Amendment

The CCO will review this Code at least annually, in conjunction with the annual review of the Adviser’s compliance program required by Rule 206(4)-7 under the Advisers Act, to assess its adequacy and the effectiveness of its implementation. This Code may be amended by the Adviser, subject to the approval of the Board as required by Rule 17j-1 and described above. Each amendment will be distributed to Supervised Persons in accordance with Section 9.